SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549






                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934




   Date of Report (Date of earliest event reported):  January 22, 1996


                 THE SOUTHERN NEW ENGLAND TELEPHONE COMPANY
           (Exact name of registrant as specified in its charter)


      Connecticut                1-6654                   06-0542646
    (State or other             (Commission             (I.R.S. Employer
    jurisdiction of              File Number)            Identification No.)
    incorporation)


     227 Church Street, New Haven, Connecticut              06510
     (Address of principal executive offices)             (Zip Code)


   Registrant's telephone number, including area code:  (203)  771-5200


                               Not Applicable
         (Former name or former address, if changed since last report)












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Item 5. Other events.

    Southern New England Telecommunications Corporation ("SNET"), parent of the registrant, announced its fourth quarter earnings today including the fact that it discontinued use of Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The change in accounting is effective January 1, 1996. Consequently, for 1995 SNET is taking a non-cash, extraordinary before-tax charge of approximately $1,203 million or $687 million after taxes or $10.59 per share. This results in a net loss for the fourth quarter and the year.

    SFAS 71 specifies accounting standards required for public utilities and certain other regulated companies. SNET is discontinuing the use of these standards and adopting an accounting methodology for financial reporting purposes that is more appropriate for a competitive environment. SNET is currently facing a significant increase in telecommunications competition in Connecticut brought about by legislative and regulatory policy changes. The main purpose of the non-cash, extraordinary charge is to recognize depreciation reserve deficiencies.

    Consolidated earnings from continuing operations for the fourth quarter before the extraordinary charge were $41 million or $0.62 per share. With the extraordinary charge, the net loss for the quarter was $(646) million or $(9.92) per share. This compares with fourth-quarter 1994 net income of $42 million or $.65 per share. The current quarter's figures also reflect expected dilution of $0.14 per share from the cellular acquisitions completed in July. Consolidated revenues and sales for the fourth quarter were up
8 percent to $471 million.

    For 1995, SNET's earnings from continuing operations, before the extraordinary charge and with the exclusion of one-time items announced previously in the second quarter, were $2.72 per share compared with $2.77 per share for 1994. With the extraordinary charge and the one-time items, SNET recorded a net loss for 1995 of $(518) million or $(7.99) per share. The 1995 figures also reflect dilution of $0.29 per share from the cellular acquisitions. Net income for 1994 was $178 million.

    Consolidated revenues and sales for 1995 were up 7 percent to $1,839 million. Wireline revenues were up 4.5 percent. Interstate and international toll revenues grew four-fold from $10 million to $42 million for 1995, and access lines increased about 3 percent. Wireless revenues, at $170 million, were up 45 percent, reflecting strong customer growth and the cellular acquisitions. In-state toll revenues decreased because of price reductions and competition. Information and Entertainment revenues were flat at $181 million.

    The news release providing the announcement is filed as an exhibit hereto and is incorporated herein by reference.


Item 7. Financial Statements, Pro forma Financial
         Information and Exhibits.

    Exhibit 20.  News release issued January 22, 1996.

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                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          THE SOUTHERN NEW ENGLAND
                                          TELEPHONE COMPANY



Dated: January 22, 1996                   By:     /s/Madelyn M. DeMatteo
                                                     Madelyn M. DeMatteo
                                                          Secretary





































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                   THE SOUTHERN NEW ENGLAND TELEPHONE COMPANY

                                   FORM 8-K

                                EXHIBIT INDEX




    Exhibit
    Number

      20    News release issued January 22, 1996.